Exhibit 99.2

B O S T O N

O M A H A

CORPORATION

2017 Annual Letter

To the Shareholders of Boston Omaha Corporation:

Boston Omaha Corporation reported a loss of approximately $6.5mm for fiscal year 2017. Book value per share, however, grew 13.6% last year. Since present management first took over in early 2015, book value per share has grown from $7.48 to $10.25, as of December 31, 2017.

It is important to note, that the increase in book value per share to date is attributable entirely to stock issued at a premium to book value, which has more than offset our reported losses. Total capital raised for the company under current management is over $246mm, a figure that includes both the $76.9mm received from the first round of our recently announced $150mm private placement of Class A common stock and $11.2mm in proceeds from the sale of Class A common stock in our shelf offering.

At the time of the signing of the recent $150mm private placement, the company did not have enough shares authorized to sell $150mm of additional Class A common stock at $23.30. Therefore, the transaction was structured in two pieces, the first 3.3mm shares were sold with the remaining 3.1mm shares to be issued at the same price following the anticipated authorization of an additional 20mm shares of Class A common stock at a special meeting of shareholders taking place May 4, 2018.

Assuming the sale of the second tranche, total capital raised to date will rise to $320mm and our per share book value as a result will be over $14 per share1. This figure does not include any additional shares of Class A common stock we may sell in the future under the “at the market” offering in which Cowen is serving as our agent.

Capital raised provides the company opportunities to invest in productive assets. To date, revenues from those assets have not exceeded total expenses, so the company has experienced losses. As we have discussed before, some of these losses can be attributed to accounting items and non-recurring expenses associated with our acquisitions, capital raises, and insurance license expansion. A meaningful portion are real and regular expenses that, though necessary as a public company, are large relative to our current subsidiaries’ revenue.

Here is a breakdown of some of the larger expense items in 2017 that we believe investors should analyze in conjunction with reading our past and current shareholder letters.

	2017		2016		2015
(in millions)	$	% of Rev	$	% of Rev	$	% of Rev
Professional Fees	$2.2	24%	$1.2	32%	$0.7	102%
Amortization	2.4	27%	0.9	23%	0.2	21%
Depreciation	0.9	10%	0.7	19%	0.3	43%

1 This figure does not incorporate any 2018 first quarter operating results.

* Depreciation is a real expense although in our billboard business certain assets like our steel structures are depreciated at what we believe to be a faster rate than their likely economic life. On the other hand, our digital faces incur very real depreciation every day that may more closely resemble the charge we take and the 2017 total of digital face depreciation was approximately $0.5mm of the $0.9mm depreciation expense we report.

Rest assured that management at the parent company is keeping costs in check and still employs only three full-time employees. At our wholly owned subsidiaries, however, we have overhead and professional fees expensed in the period incurred, yet part of a budget that anticipates larger revenues and produces longer term assets such as internal systems and software.

Simply put, both Link Media and General Indemnity are being built to manage a lot more business than they currently handle and must have the controls in place to be a part of a public company. Until that additional revenue is brought on board, ongoing, normal course expenses will continue to be high as a percentage of revenue.

Over the past three years, Boston Omaha has transformed from a small, public real estate company with a single asset to a NASDAQ listed company with a large liquid balance sheet to deploy into cash producing assets and growing business interests in the outdoor advertising, insurance, homebuilding, and real estate service industries. More importantly, Boston Omaha continues to operate with a long-term perspective and a rock solid balance sheet.

Management’s view is that progress to date operationally has been acceptable given our standing start, but, your Co-CEOs’ bar for Boston Omaha is not anchored on “acceptable.” To get to where we want to be, we need to remain focused on improving the return on our existing businesses while continuing to search for additional opportunities to deploy the company’s large cash balance.

Overview

In our first two annual letters to shareholders, we established a framework for how we run Boston Omaha and measure management’s performance over time. In this third annual letter, we will again review our progress, where we have allocated additional capital in 2017, and the economics of our principal subsidiaries.

Boston Omaha’s primary objective remains growing intrinsic value per share at an attractive rate, while seeking to maintain an uncompromising financial position.

Let's take a look at where the company’s assets stood at the end of each of the past three years:

(in millions)	2017		2016		2015
Cash[2]	$89.9	59%	$29.6	45%	$13.2	55%
Billboards[3]	32.0	21%	21.4	33%	9.9	42%
Insurance[3]	20.5	13%	13.7	21%	0.0	0%
Minority and Other Investments*	11.1	7%	1.0	1%	0.7	3%
Total	$153.5	100%	$65.7	100%	$23.8	100%

*Investment in unconsolidated affiliates

As of December 31, 2017, approximately 41% of our asset base was invested primarily in acquired businesses while the remaining 59% was held as cash. The large cash balance is a result of our public offering in mid 2017. As we write this letter, cash and short-term treasury securities have grown to approximately $178mm and is planned to increase by a further $73mm in May as a result of the announced private placement.

To date we have no debt and the majority of our cash is currently invested in short term treasuries not earning its keep. In addition to the small but growing component of our asset base funded by growth in premiums collected prior to claims paid (otherwise known as “float”), it is more likely than not that at some point non-recourse debt will be added to our billboard assets, although we have no current plans to do so. Nonetheless, the company will continue to be financed conservatively.

As fellow shareholders in the company, your managers have designed Boston Omaha to be capable of weathering future storms and to possibly take advantage of the opportunities those storms produce. And when it comes to managing cash, we prefer the safety of treasuries to reaching for a few extra basis of yield in something riskier.

In fiscal 2017, we traded over $30mm of our cash earning next to nothing for business interests we expect to be long duration and that we believe will be able to achieve and maintain attractive economics. We did this at prices we found reasonable. Over $15mm was invested in our billboard business, $5mm in purchasing more surety premium, and a little over $10mm in minority interests. As a result, we believe this swapping of cash for reasonably priced economically durable assets has the potential to add to Boston Omaha’s per share value.

Our cash balance is big and even though it got bigger in the first quarter of 2018, we believe the terms garnered to be favorable to the long-term interests of our shareholders. There can be no way to forecast the future rate our cash will be deployed, and the current environment is not overflowing with cheap assets; however, things change and we will be ready with cash in hand when they do. To date we have always opted to raise capital before we need it, rather than leaving terms and availability to chance in an unknown future environment.

2 Includes short-term U.S. treasury securities.
3 Excludes cash balances held within billboards and insurance operations as they are captured in “Cash” as shown above.

Billboard Operations at Link Media Holdings

To date, we have invested approximately $36mm in Link Media Holdings, LLC (“Link Media”) since 2015, purchasing billboard assets in the Southeast and Wisconsin markets. This total capital number includes acquisitions, digital conversions and perpetual easement or land purchases. We invested more capital, adding new billboard assets at Link Media, in 2017 than in either of the previous two years, but interestingly in no new geographies.

From zero billboards in 2015, today Link operates 479 structures offering 864 advertising faces in four states.

The primary economic variables that drive our business long-term are local advertising demand, local competing billboard face supply, land costs and terms, and the efficiency and ability of our people. Below is operational information we believe is useful in assessing our progress and we are comfortable disclosing from a competitive standpoint.

	2017	2016	2015
Revenue	$5.3mm	$3.2mm	$0.7mm
Land Cost %[4]	26.7%	17.3%	16.1%
Overhead %[5]	16.7%	17.4%	15.1%
Net Working Capital	$0.8mm	$0.6mm	$0.2mm
Tangible PP&E	$9.1mm	$5.6mm	$4.2mm

Our 2017 reported revenue is short of what we believe is a normalized level from the assets we own for two primary reasons: (i) we did not own all of our present billboard assets for the full fiscal year 2017; and (ii) we made an acquisition in early 2017 that came with some national advertising contracts that we expected would cancel and remain with the larger footprint seller once we owned the structures.

The former is easy to understand but as a result of the latter, revenue dropped quickly yet expenses remained. Nonetheless, we priced this into the deal and made the acquisition at approximately the replacement value of the steel and digital faces acquired, meaning we paid little for any excess returns that may be achieved on the replacement cost of the physical assets over time due to intangible assets such as the permit itself or the structure’s location. Our sales team is hard at work building back up revenue.

4 Land lease expense on billboards where we do not own the land as a percentage of revenue.
5 Overhead is Link Media corporate employees, office and software as a percentage of revenue.

Compounding the shorter term revenue drop from the aforementioned acquisition, many land leases with the acquired structures had fixed payments due that occur regardless of revenue produced, providing a double whammy to our reported results. This pain today for potential excess gain tomorrow is an approach we are perfectly comfortable taking as long as it is priced accordingly and the gain ultimately comes down the road.

In addition to increasing occupancy of our boards, land expense is an enormously important variable in the outdoor business and Link Media spends a tremendous amount of time focusing on that particular item to get it lower as a percentage of revenues. Link Media’s real estate team focuses on trying to lower land costs over time and that means structuring terms that scale and when the price is right, purchasing permanent easements to eliminate the expense altogether.

In fiscal 2017, Link Media invested approximately $500K into the purchase of land or perpetual easements permanently eliminating $50K in current annual land costs that would likely grow over time. As part of the $500K in purchases, we obtained excess land in one instance, which is listed for sale for $120K. Link Media is happy to pay landowners cash upfront in exchange for permanently eliminating land costs, if the terms make sense for both parties.

Our focus on having some of the lowest land costs in the industry over time remains steadfast.

Overhead at Link Media consumed almost 17% of revenue in 2017 and this may increase in fiscal 2018 if we do not expand our asset base further. The value of a billboard is often calculated pre-overhead, given many transactions are completed between competitors with little to no incremental overhead cost necessary to manage more faces. Nonetheless, if you plan to keep and operate your billboard assets for the long-term, cash flow net of overhead is all that matters.

We break out overhead so you can track intrinsic value growth of the underlying assets and to better understand our present lack of scale. Many competitors with similar business models have overhead far below 10% of revenue.

Acquiring billboards has a large upfront cost. Last year we spent $14.4mm through acquisitions and asset purchases and at year end our total tangible property, plant, and equipment (“PP&E”) is listed at approximately $9.1mm. In addition, we have a net investment in accounts receivable.

If our billboard revenue were to organically grow over time on our current asset base, our investment in accounts receivable would grow with revenue, but we would need to invest very little into growing tangible PP&E net of depreciation for many years.

In February 2017, Jim McLaughlin joined Link Media as President and hit the ground running, improving operations from day one. For over 40 years, Jim has built and sold billboard businesses. Boston Omaha was attractive to him because for the first time, he could have the opportunity to buy and build with a multi decade mentality.

A long-term viewpoint in business is almost always a good idea. In billboards, when you are making long duration decisions with land leases and have an asset that lasts decades (steel or wood structures), it is paramount.

We believe Boston Omaha stockholders looking to track Link’s progress should look closely at cash flow generated pre and post overhead, land cost trends over time, and free cash flow generated relative to our tangible PP&E investment.

Jim and his team at Link Media Outdoor are always searching for attractive billboard assets in our existing and new markets. If you have some boards to sell, give Jim a call at (404) 917-3439. For more information on Link Media please visit www.linkmediaoutdoor.com.

Insurance Operations at General Indemnity Group

From its founding, we have invested over $21mm of capital into General Indemnity Group, LLC (“GIG”). Approximately $13mm was used to purchase a monoline surety insurance company, approximately $3mm for a voluntary surplus addition to the same insurance company, and approximately $5mm for several surety insurance agencies.

GIG currently writes over $12mm of surety premium annually, and owns an insurance company with over $8mm of capital licensed across most of the country. Through our subsidiaries, total gross written premium is over $12mm per year; however, we only report the $2mm that our insurance company underwrote on our 2017 financials, as well as the $1.6mm in commissions our agents earned after sending much of that premium to other insurance companies. GIG continues to invest in its pipeline of acquiring surety premium whether it is purchased or grown organically.

In last year’s letter, we went into significant detail about the surety business, how and why it works and, most importantly, why we chose that line as our entrance to the insurance business. If you are unfamiliar with surety, or even familiar but want to hear our perspective on it, we encourage you to read our thoughts from last year. Surety doesn’t change all that much from year to year so even though it’s a year old, the information is not stale.

For a quick summary here on why we like surety, it has three particular characteristics we’ve found regularly appear in profitable lines of insurance, namely, high frequency of policies, low loss limits and short duration.

Smaller dollar surety policies generally have all three of those attributes and as a result, enjoy lower loss ratios than most other lines of insurance. From our perspective, there is an additional opportunity in the policy acquisition cost. Agents selling auto policies typically make 10-12% while surety can be more than triple that.

To best understand GIG’s surety operations, one should start by breaking it into two parts: distribution and underwriting. Distribution is the traditional agency model, where premium is written for a commission and sent to any one of a number of insurance carriers, the underwriters, who put the risk on their balance sheet.

Last year was a record for agency mergers and acquisitions, and not surprisingly, private equity was far and away the largest buyer. Like billboards, we look at the economics a bit differently than buyers who have a sell by date. We look through to the value of each dollar of premium written, how “sticky” that premium dollar is, meaning how regularly it renews or at what cost it can be acquired, and what that dollar of premium would be worth if we were the underwriter.

Often agency acquisitions are valued on a multiple of revenue or EBITDA. If using a 35% commission rate as top line revenue, and assuming for argument's sake a 30% operating margin, an agency writing $5mm in premium would have $1.75mm in revenue and net around $525K annually for its owners before taxes. Current market multiples for this kind of agency could value the business at $4mm to $6mm.

GIG takes a slightly different approach when valuing an agency. We look at the value of the whole premium dollar, not just the 35% commission. We are interested in how profitable the $5mm of recurring surety premium is if we were to underwrite it and the prospects for that agency to continue to grow like premium at low cost. To date, GIG has acquired roughly $10mm of surety premium through the purchase of agencies (meaning we control where it is underwritten, in effect, we own it) for approximately $5mm.

Overwhelmingly, the capital deployed in GIG to date has been on underwriting. In 2016, GIG acquired a Massachusetts based insurer called United Casualty and Surety Insurance Company (“UCS”). This small, regional insurer specialized in writing only surety. For 28 years, it wrote business conservatively, with a pure loss ratio of 1%. In addition, it is rated “A-” (Excellent) by A.M. Best and is on the United States Department of the Treasury Approved Sureties list.

At the time of acquisition, UCS was approved as a surety insurer in just nine states. Over the past two decades, in aggregate it wrote approximately $50mm in surety premium and around 90% of that was in Massachusetts.

In the last year, a significant portion of GIG’s expenses were in the time and cost associated with expanding UCS’s licensure to 50 states. The primary reason for expansion is that our agencies produce business in a lot more than just Massachusetts. Although expansion is painful in terms of costs of time, capital and resources spent to obtain each license, and those costs are expensed in the period incurred, we believe there is real long-term tangible value added each time we add a state.

Today the company is licensed in 46 states and Washington D.C. and GIG is actively working to become admitted in the other four states.

In addition to the benefits of having both distribution and underwriting capabilities, GIG is committing resources towards building systems to allow GIG to be a lower cost surety solution for its clients in the many ways that customers purchase surety products. There are more than ten thousand different surety bonds of the commercial variety and much of that has traditionally gone through the agent channel at a high commission rate.

As we reiterate every year, our insurance business is an underwriting and distribution operation first, not an investment operation masquerading as an insurance company.

GIG is spending real money today securing state approvals and developing the platform needed to serve our customers tomorrow by saving them money and time when they buy their bonds. Similar to the licensure expansion, expenses incurred in building these scalable tools are being charged immediately and not capitalized.

In contrast to the licensure project, it is not as immediately obvious that investments in technology will pay off. We write business in a competitive market for surety customers with agents who write far more than just surety for their customers and will not go down without a fight when it comes to keeping them.

“If you build it, they will come” may work for baseball fields in Iowa, but it is far from certain for direct or automated surety sales.

Nevertheless, we think that economic history favors the low cost provider and the opportunity in surety is far and away in the current cost to produce these bonds. That is why we continue to spend money today on building efficiencies believing that these investments will position GIG favorably against its competition in the future.

Although distribution and underwriting are different halves of the whole, we suggest that Boston Omaha stockholders who want to track GIG’s progress should look closely at the aggregate gross written premium, growth in earned premiums, and underwriting profit over time.

General Indemnity has made a lot of progress in two years and has a long way to go to meet its current objectives of being a scalable, low cost producer of surety bonds nationwide. In your management’s opinion, the economic opportunity justifies the continued expense incurred investing in surety operations and premium growth.

Minority Investment Operations

As of the end of 2017, we had invested capital in minority investments amounting to $11mm and we hold these investments on our year-end balance sheet at $11mm using the equity and cost methods of accounting.

At the end of last year, we made a $10mm investment in a private residential homebuilder. For those who have read our first annual letter, Dream Finders Homes (“DFH”) likely rings a bell. One of our earliest investments was in a development outside Denver, Colorado with DFH as the builder.

Over the years we have gotten to know DFH’s Founder and President, Patrick Zalupski and we are impressed with the operation he has built. Last year, DFH built and closed over 1,111 homes and expanded from their base operations in Jacksonville, Florida to Orlando, Denver, Austin, Georgia, and the Washington D.C. metro area.

Patrick has built DFH into a national and profitable homebuilder, but even more interesting to us, he has done so using a disciplined approach often talked about by other homebuilders, but not often achieved. Specifically, DFH has built their business using mostly option contracts to acquire lots from developers, rather than owning land outright. Although there is nothing magic about operating in this manner, it is a disciplined lower risk approach that is hard to employ efficiently and even harder to stick to in bull markets. DFH’s model has allowed it to historically manage inventory and land exceedingly well, earn high returns on the actual capital employed in the homebuilding business, and, in our opinion, operate at lower risk than if they were to hold financed land on a constant basis.

The primary downside of the model is not capturing the upside in land values and the fear of not being able to secure lots at reasonable pricing in a bull market. Patrick likes the trade-off and so do we.

It is the successful use of this lower risk, less capital intensive strategy by a proven management team, the durability and lack of competitive threats to the product, and the overall performance of the mostly management owned company that attracted us.

In the background, the housing market continues to face an interesting supply demand dynamic, a function of single-family housing starts being at 40-85% of the historical average for almost a decade and about 50% of peak production. Recent months supply of inventory was the lowest on record.

We believe that Patrick and the DFH team are well equipped to help solve that problem, adding high quality supply of new homes to the market and high quality earnings for their shareholders.

Boston Omaha purchased just under 5% of DFH for $10mm, valuing DFH at $200mm before our purchase. However, a feature built into our deal is that if DFH fails to earn more than $60mm pre-tax over the next two years, we will receive additional equity increasing our ownership to an effective pre money valuation of $140mm.

Excitement is mutual between DFH and Boston Omaha to be in business together for the long haul. 100% of our investment went into the business for growth, as Patrick is the overwhelming majority owner and there were no selling shareholders in the deal.

* * * * * *

Having a few minority ownership positions at Boston Omaha has to date served shareholders well, as on a percentage basis, our approximate 30% ownership of Logic was the best return on our capital for the second year in a row.

For our newer shareholders, Logic Real Estate Companies, LLC (“Logic”) is a Nevada based company offering property management, brokerage, capital markets, and other services. Brendan Keating runs Logic and also serves on the Board of Directors of Boston Omaha. His team’s performance speaks for itself in the statistics below, which occurred from a standing start in the second half of 2015:

Business line	2017	2016	2015*
Property management	2,547,700 SF	1,377,824 SF	684,772 SF
Brokerage commissions	$5.6mm	$4.9mm	$1.3mm
Capital markets loans originated	$38.2mm	$6.7mm	$0

*Logic commenced operations 8/20/2015, so dollar figures are indicative of partial year performance.

To date, we have invested $360K in Logic and own approximately 30% of the company. Logic generated operating cash flow of approximately $400K in 2017 and as a service business requires little in the way of maintenance capital expenditures. Our investment in Logic is held at a value of about $330K on our balance sheet as an equity method investment, due to us owning less than a 50% interest.

Logic is an important operation for Boston Omaha and we look forward to its continued growth both in their home market and expansion opportunities. The business requires little capital to grow organically; however, Boston Omaha stands ready for logical (pun intended) acquisitions and organic growth projects.

Operational Updates

Though Boston Omaha (formerly named REO Plus Inc.) was a public company when current management took control, and had been for three years, there were a number of specific upgrades required in order to get the company public in the way that most shareholders understand that term to mean. Among a number of items on that list, one of the most visible and easiest to report was getting the company traded on an exchange.

In 2015, we told shareholders that we intended to have our shares listed, and in 2016 they were initially listed on the over-the-counter market known as the OTCQX under the ticker “BOMN.” That was an important and necessary step on the way to eventually “up-listing” to the NASDAQ Capital Market which was accomplished last summer.

Of course, we run the company for the long-term and hope to attract shareholders who invest over the same horizon. However, we recognize that in exchange for capital, there needs to be an active market for the shares, and the NASDAQ Capital Market provides that in a way that was not possible on the over-the-counter market.

Boston Omaha, since present management joined in 2015, has completed six equity raises. All raises prior to our public offering in 2017, gave investors paper certificates in exchange for their investment in the company. Since amending the company’s by-laws to allow for book entry, those paper certificates can now be tendered to the company’s transfer agent and thereby deposited at most brokers for easier custody.

Many of our earlier shareholders have already completed this process, but for those who still hold paper shares, please contact Jason Carter at Colonial Stock Transfer at (801) 355-5740 if you would like to swap paper for electronic recording of your shares.

Of course, if you prefer to keep your paper shares, that is fine too, just don’t lose them because depending on how many shares you own, to replace them you will have to purchase a Lost Instrument Bond (though we could in theory write this bond for you through GIG, in this case, we won’t be) and those bonds aren’t cheap.

A Review of Our Framework for The Road Ahead

You are more likely to see Shoeless Joe Jackson play baseball with Kevin Costner than to catch us making quarterly or annual earnings forecasts. As in prior years, we think it is more valuable to shareholders to lay out our general decision-making framework rather than attempt to predict the future.

●	Get incentives right – Always focused on improving alignment of interests.

●	Decentralization – Once incentivized correctly, the right manager excels in this environment.

●	Long-term thinking – Our preferred holding period is forever, and so we focus on businesses that are likely to be around for as much of that time period as possible.

●	Focus on cash – We generally want businesses that will send a lot of cash to the parent company. The more the better.

●	Partnership – Our directors are all investors in Boston Omaha and seek to align our interests with those of our shareholders.

Annual Meeting and Closing Remarks

Our second annual shareholders meeting was in Boston this past Fall and from the feedback we’ve received, it set a high bar for our company’s future meetings. Cathy Vaughan joined Boston Omaha (part-time) early last year and handles a host of projects for the company. Thanks to her creativity and organization, the more than 100 in attendance last year were treated to a meeting in a historic part of Boston and a smorgasbord of Boston-themed foods.

This year we head back to Omaha. As with last year, our entire management team, both of the parent company and of the subsidiaries, will be present and available, and we look forward to meeting shareholders and answering all of your questions. Be sure to thank your tireless Chief Financial Officer, Josh Weisenburger, when you see him. He continues to impress us all daily with his management of the finances of the company while helping the subsidiaries with a number of important projects. Josh is an invaluable part of the team and we appreciate his dedication day in and day out.

Stay tuned for the details about our third annual shareholders meeting, which should be available this summer. See you in the big O!

Thank you for your investment in Boston Omaha Corporation.

Adam K. Peterson Co-Chairman of the Board Omaha, NE	Alex B. Rozek Co-Chairman of the Board Boston, MA

Safe Harbor Statement:

Any statements in this letter release about the Company’s future expectations, plans and prospects, including statements about our financing strategy, future operations, future financial position and results, market growth, total revenue, as well as other statements containing the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” and similar expressions, constitute forward-looking statements within the meaning of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. The Company may not actually achieve the plans, intentions or expectations disclosed in the Company’s forward-looking statements, and you should not place undue reliance on the Company’s forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements the Company make as a result of a variety of risks and uncertainties, including risks related to the Company’s estimates regarding the potential market opportunity for the Company’s current and future products and services, the Company’s expectations regarding the Company’s sales, expenses, gross margins and other results of operations, and the other risks and uncertainties described in the “Risk Factors” sections of the Company’s public filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this letter represent the Company’s views as of the date hereof. The Company anticipates that subsequent events and developments may cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date hereof.